                                                                EXHIBIT 5(b) and
                                                                EXHIBIT 23(c)

                                                     Box 25, Commerce Court West
                                                     Toronto, Ontario
Barristers & Solicitors                              M5L 1A9
Patent & Trade-mark Agents
                                                     Deliveries: 28th floor
                                                     Telephone: (416) 863-2400
                                                     Facsimile: (416) 863-2653
                                                     Telex: 06-219687
June 5, 1996
                                                     Reference: 999/1401


Household Financial Corporation Limited
100 Sheppard Avenue East
Suite 1000
North York, Ontario
M2N 6N7

Dear Sirs:

     RE:  HOUSEHOLD FINANCIAL CORPORATION LIMITED
          PROPOSED OFFERING OF UP TO $400,000,000 DEBT SECURITIES IN THE UNITED STATES GUARANTEED BY HOUSEHOLD INTERNATIONAL, INC.
     ------------------------------------------------------------------

          We have acted on behalf of Household Financial Corporation Limited (the "Corporation") in connection with the proposed offering by the Corporation in the United States of up to U.S. $400,000,000 of unsecured senior notes guaranteed by Household International, Inc. (the "Guarantor") and warrants to purchase such senior notes (together referred to as the "Securities") and will be issuable pursuant to an indenture dated as of May 15, 1993 among the Corporation, the Guarantor and The Bank of New York, as trustee (the "Bank of New York Indenture") or an indenture dated as of May 15, 1993, among the Corporation, the Guarantor and LaSalle National Trust, N.A., as trustee (the "LaSalle Indenture"), which are included as Exhibits 4(a) and 4(b), respectively, to the registration statement on Form S-3 and Form F-3 (the "Registration Statement") filed with the Securities and Exchange Commission on February 16, 1996 and amended by amendment No. 1 filed with the Securities and Exchange Commission on or about June 5, 1996.

          We have considered such questions of law, examined such statutes, regulations, corporate documents, records, certificates, opinions and instruments and have made such other investigations as we have deemed necessary or desirable in connection with the opinions hereinafter set forth, including, but not so as to limit the generality of the foregoing, the following:

     (a)  all currently effective articles and by-laws of the Corporation;


Toronto    .    Ottawa     .    Montreal    .    Quebec*    .    Calgary
Vancouver    .    London, England    .    *Associated firm: Levery, de Billy
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                                                                          Page 2


     (b) a certificate as to certain factual matters of the Director, Law and Compliance, Secretary and General Counsel of the Corporation of even date herewith;

     (c) certified copies of the resolutions of the board of directors of the Corporation respecting, inter alia, (i) approval of the Registration Statement, (ii) approval of the Bank of New York Indenture and the LaSalle Indenture; (iii) delegation to either the President or the Group Vice-President, Chief Financial Officer and Treasurer and in the event that neither of those officers is available, the Vice-President-Corporate Finance, of authority to create and issue the Securities and to execute the Bank of New York Indenture and the LaSalle Indenture, and

     (d) a certificate of status for the Corporation issued by the Ontario Ministry of Consumer and Commercial Relations dated April 18, 1996.

          In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as certified, notarized or conformed or facsimile copies.

          We have not made an examination of the laws of any jurisdiction other than Canada and the Province of Ontario and we do not express or imply any independent opinion in respect of the laws of any jurisdiction other than Canada and the Province of Ontario. As the laws of the State of Illinois are stated to govern the legal aspects of the issuance and enforceability of the terms of the Securities, Bank of New York Indenture, LaSalle Indenture and Registration Statement, with respect to the opinions expressed in paragraphs 3 and 4 below, we have relied exclusively upon the opinion of Mr. John W. Blenke Vice-President
- -Corporate Law and Assistant Secretary of the Guarantor of even date herewith as to the matters set forth therein. A copy of Mr. Blenke's opinion is being delivered to you with this opinion.

          We express no opinion herein as to the Guarantor and assume, for purposes hereof, that the Bank of New York Indenture and the LaSalle Indenture will have each been duly executed and delivered by all parties thereto other than the Corporation.

          Based upon foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that:

     1. The Corporation has been duly amalgamated and is a subsisting corporation under the laws of the Province of Ontario.

     2.   The Bank of New York Indenture and the LaSalle Indenture have each been duly authorized by the Corporation.
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                                                                          Page 3


     3. The Bank of New York Indenture and the LaSalle Indenture each constitute valid and legally binding instruments of the Corporation enforceable against the Corporation in accordance with their respective terms, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4. When the issuance of Securities has been duly authorized by the appropriate corporate action of the Corporation, and such Securities have been duly executed, authenticated, issued and delivered against payment of the agreed consideration therefor in accordance with the appropriate Indenture or warrant agreement as described in the Registration Statement, including the prospectus and prospectus supplement relating to such Securities, such Securities will be legally and validly issued and will be the legal and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

                                       Yours very truly,

                                       /s/ BLAKE, CASSELS & GRAYDON